Exhibit 10.13
FORM OF VERSANT MEDIA GROUP, INC.
RESTRICTED STOCK UNITS (FOUNDERS AWARD)
This Restricted Stock Unit Award Agreement dated as of the Date of Grant (together with all schedules hereto, the “Agreement”) is entered into by and between Versant Media Group, Inc. (the “Company”) and Grantee.
1. Definitions. The following terms have the meanings ascribed to them below. Capitalized terms used in this Agreement but not defined herein have the meanings given to them in the Plan.
(a) “Award” means the award of Restricted Stock Units granted pursuant to this Agreement.
(b) “Cause” has the meaning set forth in Grantee’s employment agreement with the Company, or, if no such agreement exists or such employment agreement has expired or otherwise been terminated prior to such time, then “Cause” has the meaning set forth in the Plan.
(c) “Code” means the Internal Revenue Code of 1986, as amended.
(d) “Date of Grant” means the grant date identified on the attached Long-Term Incentive Awards Summary Schedule.
(e) “Employer” means the Company, a Participating Company, or any of their respective Affiliates for which Grantee is performing services on the applicable Vesting Date.
(f) “Good Reason” has the meaning set forth in Grantee’s employment agreement with the Company, or, if no such agreement exists or such employment agreement has expired or otherwise been terminated prior to such time, then “Good Reason” shall mean the occurrence of any of the following without the prior consent of Grantee (i) an involuntary change in Grantee’s title to one that conveys materially less responsibility or (ii) an involuntary change of Grantee’s primary work location by more than thirty (30) miles; provided that Grantee has provided the Company with reasonably detailed written notice of such alleged Good Reason event within ninety (90) days of the occurrence thereof and the Company has failed to remedy such event within the sixty (60)-day period following receipt of such notice.
(g) “Grantee” means the individual to whom this Award has been granted as identified on the attached Long-Term Incentive Awards Summary Schedule.
(h) “Long-Term Incentive Awards Summary Schedule” means the schedule attached hereto, which sets forth specific information relating to the grant and vesting of this Award (including the Service Condition applicable to this Award).
(i) “Plan” means the Versant Media Group, Inc. Omnibus Equity Incentive Plan (as amended from time to time and including any successor plan thereto), which is incorporated herein by reference.
(j) “Restricted Period” means, with respect to each Restricted Stock Unit, the period beginning on the Vesting Commencement Date and ending on the applicable Vesting Date.
(k) “Restricted Stock Units” means the Restricted Stock Units subject to Service Conditions granted to Grantee pursuant to this Agreement, as set forth in the Long-Term Incentive Awards Summary Schedule attached hereto.
(l) “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time.

(m) “Service Condition” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(n) “Service Vesting Date” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(o) “Shares” mean shares of the Company’s Class A Common Stock, par value $0.01 per share.
(p) “Vesting Commencement Date” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(q) “Vesting Date” means the date(s) on which the Service Condition applicable to any Restricted Stock Units is satisfied (or deemed satisfied) pursuant to the terms of this Agreement (including the Long-Term Incentive Awards Summary Schedule).
(r) “1934 Act” means the Securities Exchange Act of 1934, as amended.
2. Grant of Restricted Stock Units.
(a) The Company hereby grants to Grantee the Restricted Stock Units. Each Restricted Stock Unit represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement (including the Long-Term Incentive Awards Summary Schedule, which is incorporated by reference herein) and in the Plan, including the satisfaction of the applicable Service Condition.
(b) Subject to Section 409A of the Code (together with the regulations and guidance promulgated thereunder, “Section 409A”), to the extent applicable, the Company reserves the right to replace the Restricted Stock Units, to the extent not yet vested, with other compensation of comparable value, terms and conditions if, before the Vesting Date, the Company determines that in connection with Grantee’s transfer to a location different from Grantee’s principal place of business on the Date of Grant, local regulatory requirements render Grantee’s continued holding of the unvested Restricted Stock Units impracticable.
3. Dividend Equivalents.
(a) The Restricted Stock Units are granted with dividend equivalent rights. If the Company declares a cash dividend on the Shares, an amount equivalent to such dividend will be credited to an unfunded bookkeeping account on the dividend payment date with respect to each Restricted Stock Unit that is outstanding and unvested as of the record date of such dividend (the “Dividend Equivalent Amount”).
(b) The Dividend Equivalent Amount will be credited as cash, without interest, and, unless otherwise determined by the Committee, will not be converted to Shares. The Dividend Equivalent Amount will be payable in cash, but subject to and only upon the applicable Vesting Date(s) of the underlying Restricted Stock Units as determined in accordance with Paragraph 4, and will be cancelled and forfeited if the underlying Restricted Stock Units are cancelled or forfeited (including as a result of failing to satisfy the applicable Service Condition), determined in accordance with Paragraph 5.
4. Vesting of Restricted Stock Units.
(a) Subject to the terms and conditions set forth in this Agreement and in the Plan, the Restricted Stock Units shall vest in accordance with the terms and conditions set forth on the attached Long-Term Incentive Awards Summary Schedule; provided, however, that on the applicable Vesting Date, Grantee is, and has from the Date of Grant continuously been, an employee of a Participating Company during the Restricted Period. As of the applicable Vesting Date, Grantee shall be entitled to the delivery of Shares with respect to the applicable Restricted Stock Units.

(b) Notwithstanding Paragraph 4(a), the Service Condition applicable to the Restricted Stock Units shall be deemed fully satisfied upon Grantee’s Termination of Service due to Grantee’s death or Disability.
5. Forfeiture of Restricted Stock Units.
(a) Subject to the terms and conditions set forth in this Agreement and in the Plan, in the event of Grantee’s Termination of Service during the Restricted Period, except as otherwise specifically set forth in Paragraph 4, Grantee shall forfeit the Restricted Stock Units effective as of such Termination of Service. Upon a forfeiture of the Restricted Stock Units as provided in this Paragraph 5, the Restricted Stock Units shall be deemed automatically canceled.
(b) The provisions of Paragraph 5(a) shall not apply to Shares issued in respect of the Restricted Stock Units as to which a Vesting Date has occurred.
6. Change in Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of a Change in Control:
(a) if this Award is assumed or substituted in connection with such Change in Control in accordance with Section 14 of the Plan, then in the event Grantee experiences a Termination of Service by the Company (or the acquiring entity or its Affiliates) without Cause or by Grantee for Good Reason, in each case within the three (3)-month period immediately preceding such Change in Control or the twenty-four (24) month period immediately following such Change in Control, then the Restricted Stock Units will fully vest as of the date of such Termination of Service; provided that Grantee delivers to the Company, and does not revoke, a signed release of claims acceptable to the Company in the period prescribed by the Company; and
(b) if this Award is not assumed or substituted in connection with such Change in Control in accordance with Section 14 of the Plan, then the Restricted Stock Units will fully vest as of the date of such Change in Control.
7. Nontransferability of Award. Except as otherwise provided by the Committee, unless and until Grantee has become the holder of record of the Shares issuable hereunder, the Award and any Restricted Stock Units hereunder may not be transferred or assigned by Grantee other than by will or the laws of descent and distribution or be exercised during his or her life other than by Grantee or for his benefit by his attorney-in-fact or guardian. Any attempt at assignment, transfer, pledge or disposition of any Restricted Stock Units contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Restricted Stock Units shall be null and void and without effect.
8. Notices. Any notice to the Company under this Agreement shall be made in care of the Committee at the Company’s main office in Eaglewood Cliffs, New Jersey. The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Employer’s personnel records.
9. Securities Laws. The Committee may from time to time impose any conditions on the Shares issuable with respect to Restricted Stock Units as it deems necessary or advisable to ensure that the Plan and this Award satisfy the conditions of Rule 16b-3, and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.
10. Delivery of Shares. Within ten (10) business days of a Vesting Date, the Company shall, without payment from Grantee, satisfy its obligations to (a) pay the Dividend Equivalent Amount (if any) and (b) deliver Shares underlying the applicable Restricted Stock Units by arranging for the recording of Grantee’s ownership of Shares issuable under the Plan on a book entry recordkeeping system maintained on behalf of the Company, without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 9; provided that the Dividend Equivalent Amount (if any) will not be paid and/or Shares will not be delivered to Grantee until appropriate arrangements have been made with the Employer for the withholding of any taxes which may be due with respect to such payment of the Dividend Equivalent Amount and/or delivery of such

Shares. The Company may condition delivery of certificates for Shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws.
11. Rights Prior to Settlement. Grantee shall not have any right as a shareholder with respect to any Shares subject to his or her Restricted Stock Unit until the Restricted Stock Unit shall have been settled in accordance with the terms of the Plan and this Agreement, and the Company shall have delivered the Shares.
12. Section 409A. Grantee understands and agrees that this Award and all payments with respect thereto are intended to comply with and/or be exempt from Section 409A. This Agreement shall be interpreted in a manner that is consistent with such intent and the Award shall be operated accordingly. If any provision of the Plan or any term or condition of this Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee considers Grantee to be a “specified employee” under Section 409A at the time of Grantee’s “separation from service” (as defined in Section 409A), and any amount hereunder is “deferred compensation” subject to Section 409A, any distribution of such amount that otherwise would be made to Grantee with respect to the Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in Grantee incurring interest or additional tax under Section 409A. If the Award includes a “series of installment payments” (within the meaning of Treasury Regulations § 1.409A-2(b)(2)(iii)), Grantee’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Treasury Regulations § 1.409A-3(e)), Grantee’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or this Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Grantee on account of non-compliance with Section 409A.
13. Tax and Withholding. Pursuant to rules and procedures that the Company or the Employer establishes, federal, state, local or foreign income or other tax or other withholding obligations arising upon settlement of the Restricted Stock Units may be satisfied, in the Committee’s full and sole discretion, (a) by having the Company withhold Shares, (b) by having Grantee tender Shares to the Company, (c) by having the Company or the Employer withhold cash if the Company or the Employer provides for a cash withholding option or (d) pursuant to a broker-assisted “sell-to-cover” program adopted by the Company in connection with the Plan, in each case, in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market Value of the Shares on the date the Restricted Stock Units are settled, as determined by the Committee. Any withholding or tendering of Shares shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and any withholding satisfied through a net-settlement of the Restricted Stock Units shall be limited to the maximum statutory withholding requirements. Grantee acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company or the Employer may be required to withhold or account for taxes in more than one jurisdiction.
14. Award Not to Affect Employment. The Award granted hereunder shall not confer upon Grantee any right to continue in the employment of the Company or any Participating Company or Affiliate of the Company.
15. No Advice Regarding Grant. Neither the Company or the Employer is providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding Grantee’s participation in the Plan or acquisition or sale of the underlying Shares. Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the Restricted Stock Units.
16. Governing Law. The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

17. Data Protection. Grantee acknowledges that their personal data will be processed in accordance with the data privacy policy, notice and/or agreement that is applicable to them in connection with their employment.
18. Additional Terms. This Award is subject to all applicable provisions set out in Appendix A to this Agreement, titled ‘Global Appendix’, including any provisions that are specific to Grantee’s jurisdiction, if any.
19. Cancellation/Clawback. Grantee hereby acknowledges and agrees that Grantee and the Award are subject to the terms and conditions of Section 15 (Repayment) of the Plan.
20. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The terms of the Plan are incorporated herein by reference. If and to the extent that this Agreement conflicts with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.
21. Entire Agreement. This Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.
22. Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.
23. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and Grantee and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and Grantee, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
24. Imposition of other Requirements and Grantee Undertaking. The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Award and on any Shares to be issued upon settlement of the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. Grantee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to accomplish the foregoing or to carry out or give effect to any of the obligations or restrictions imposed on either Grantee or the Award pursuant to this Agreement.
25. References. References herein to rights and obligations of Grantee shall apply, where appropriate, to Grantee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.
IN WITNESS WHEREOF, the Company has granted this Award on the Date of Grant.
VERSANT MEDIA GROUP, INC.
Name: [●]
Title: [●]

LONG-TERM INCENTIVE AWARDS SUMMARY SCHEDULE
This Long-Term Incentive Awards Summary Schedule (this “Schedule”) provides certain information related to the Restricted Stock Units you were granted by Versant Media Group, Inc. on the Date of Grant (as described below). This Schedule is intended to be, and shall at all times be interpreted as, a part of your Versant Media Group, Inc. Restricted Stock Unit Award document.

Grantee:	[●]
Date of Grant:	January 9, 2026
Vesting Commencement Date:	January 9, 2026
Common Stock:	Versant Media Group, Inc. Class A Common Stock
Number of Restricted Stock Units Granted:	[●]
Service Vesting Date of Restricted Stock Units:	The Restricted Stock Units shall vest in full on the third anniversary of the Date of Grant (the “Service Vesting Date”), subject to Grantee’s satisfaction of the Service Condition.
Service Condition:
Except as otherwise provided in Paragraph 4 of the Restricted Stock Unit Award Agreement, Grantee will satisfy the “Service Condition” applicable to the Restricted Stock Units on the Service Vesting Date as set forth above, subject to Grantee’s continued employment through the Service Vesting Date.